Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calyxt, Inc. Equity Incentive Plan and the Calyxt, Inc. 2017 Omnibus Incentive Plan of our report dated May 15, 2017 (except for the second paragraph of Note 1, as to which the date is June 15, 2017 and the third, fourth and fifth paragraphs of Note 14, as to which the date is July 10, 2017), with respect to the financial statements of Calyxt, Inc. included in Registration Statement No. 333-218924 on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 19, 2017